NEWS

FOR IMMEDIATE RELEASE	CONTACTS
March 16, 2010	Richard Eisenberg
(Investor Inquiries)

Mary Waters
(Media Inquiries)

202-872-7700

Farmer Mac Reports 2009 GAAP
Earnings of $82 Million

Washington, DC – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported that Farmer Mac’s net income available to common stockholders for fourth quarter 2009 was $5.5 million ($0.53 per diluted common share), compared to a net loss of $61.1 million ($6.03 per diluted common share) for fourth quarter 2008.  Fourth quarter results brought Farmer Mac’s net income for full year 2009 to $82.3 million ($8.04 per diluted common share), compared to a net loss for 2008 of $154.1 million ($15.40 per diluted common share).  Farmer Mac’s core earnings were $5.4 million and $16.1 million, respectively, for the three and twelve month periods ended December 31, 2009, compared to net losses of $8.8 million and $81.5 million, respectively, for the three and twelve month periods ended December 31, 2008.  Fourth quarter 2009 core earnings were driven by increased guarantee and commitment fees and net interest spread.  Fourth quarter 2009 GAAP and core earnings were reduced by provisions for losses of $2.2 million, compared to provisions of $17.2 million in fourth quarter 2008.  For the twelve months ended December 31, 2009, the net provisions for losses totaled $5.2 million, compared to provisions of $17.8 million for all of 2008.

Farmer Mac President and Chief Executive Officer Michael Gerber stated, “We are pleased with our fourth quarter and full year results.  Our focus for 2009 was to strengthen our balance sheet, improve our risk profile, and position the company for the future.  Our fourth quarter core earnings improved to their highest level during 2009, and our capital surplus as of December 31, 2009 was $120.2 million, up from $13.5 million as of December 31, 2008.  That surplus was further increased by approximately $100.0 million after our capital raise this past January through the issuance of perpetual preferred stock by our recently-formed operating subsidiary, Farmer Mac II LLC.  With lenders in both the agricultural and rural utilities sectors continuing to experience the need for capital and liquidity and to reduce credit risk, Farmer Mac represents an important potential solution for those challenges and a means to ensure their rural customers’ borrowing needs are met.  Based on the results of 2009 and the capital raise in January, Farmer Mac is well positioned to be part of the solution for those lenders and take advantage of the opportunities ahead of us.”

Farmer Mac’s non-performing assets decreased to $62.0 million (1.41 percent of the portfolio) as of December 31, 2009, down from $84.8 million (1.94 percent) as of September 30, 2009, and $80.0 million (1.61 percent) as of December 31, 2008.  90-day delinquencies were $49.5 million (1.13 percent of the portfolio) as of December 31, 2009, down from $59.4 million (1.36 percent) as of September 30, 2009 and $67.1 million (1.35 percent) as of December 31, 2008.  Those reductions are in part a result of the progression of certain ethanol loans from “in bankruptcy” during fourth quarter 2008, to “real estate owned” as of second quarter 2009, and to “loans held for investment” as of December 31, 2009.  Though reduced, those delinquencies continue to be concentrated in the ethanol industry, with ethanol loans comprising $19.1 million of the $49.5 million of 90-day delinquencies as of December 31, 2009, compared to $49.2 million of $67.1 million as of December 31, 2008.  Other than the ethanol portfolio, the loans underlying the Corporation’s guarantees and commitments continued to perform well during 2009, with delinquencies on non-ethanol loans remaining near historically low levels consistent with the strength of the U.S. agricultural economy through the end of the year.  Farmer Mac anticipates that loan problems and reduced profitability in the protein and dairy sectors are likely to continue during much of 2010, which could lead to higher delinquencies, and a potential for provisions for losses and charge-offs.  However, Farmer Mac anticipates that those additional loan concerns should remain within the Corporation’s historical experience.  Farmer Mac will continue to closely monitor developments in industries and geographic areas experiencing stress.  As of December 31, 2009, there were no delinquencies or non-performing assets in Farmer Mac’s portfolio of rural utilities loans.

For the year ended December 31, 2009, Farmer Mac’s effective net interest spread was 97 basis points ($49.8 million), compared to 106 basis points ($58.2 million) for the year ended December 31, 2008.  With the disruptions in the financial markets during late 2008, net interest spreads widened dramatically, and Farmer Mac’s short-term borrowing costs were significantly reduced, but in recent quarters, that net interest spread has returned to more historical norms.  Highlighting the return of capital market borrowing conditions to a more comparable year, during 2007 Farmer Mac’s net interest spread was 78 basis points ($40.6 million).

Farmer Mac uses core earnings, a non-GAAP disclosure, to measure corporate economic performance and develop financial plans because, in management’s view, core earnings more accurately represent Farmer Mac’s economic performance, transaction economics and business trends before the effects on earnings of changes in the fair values of financial derivatives and trading assets.  Farmer Mac’s disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac’s GAAP net income/(loss) available to common stockholders to core earnings is presented in the following table.  Due to the significant other-than-temporary impairment losses recorded on investments in prior periods, that reconciliation is supplemented by a further adjustment for impairment losses on investments to assist in the comparison of results to prior periods.

Reconciliation of GAAP Net Income/(Loss) Available to Common Stockholders to Core Earnings
	Three Months Ended				Twelve Months Ended
	December 31, 2009		December 31, 2008		December 31, 2009		December 31, 2008
	(in thousands, except per share amounts)
		Per		Per		Per		Per
		Diluted		Diluted		Diluted		Diluted
		Share		Share		Share		Share
GAAP net income/(loss) available
to common stockholders	$5,495	$0.53	$(61,118)	$(6.03)	$82,298	$8.04	$(154,080)	$(15.40)

Less the effects of:
Unrealized gains/(losses) on financial derivatives, net of tax	9,110	0.88	(59,537)	(5.88)	39,949	3.90	(66,027)	(6.60)
Unrealized gains/(losses) on trading assets, net of tax	(8,731)	(0.85)	7,166	0.71	28,128	2.75	(6,915)	(0.69)
Net effects of settlements on agency forward contracts, net of tax	(255)	(0.02)	25	-	(1,927)	(0.19)	372	0.04

Core earnings	$5,371	$0.52	$(8,772)	$(0.86)	$16,148	$1.58	$(81,510)	$(8.15)

Impairment losses on investments	-	-	(3,788)	(0.37)	(3,994)	(0.39)	(106,240)	(10.62)

Total	$5,371	$0.52	$(4,984)	$(0.49)	$20,142	$1.97	$24,730	$2.47

Farmer Mac also reported that the lawsuit that was filed in the United States District Court for the District of Columbia against Farmer Mac and certain of its present and former officers and directors on behalf of purchasers of the securities of the Corporation between March 15, 2007 and September 12, 2008 was dismissed on February 26, 2010.

More complete information on Farmer Mac’s performance for the quarter and year ended December 31, 2009 is set forth in the Form 10-K filed by Farmer Mac earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and business developments.  Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:   (1) the availability of debt financing to Farmer Mac and Farmer Mac II LLC upon reasonable rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) borrower preferences for fixed rate agricultural mortgage indebtedness; (7) the impact of economic conditions and real estate values on agricultural mortgage lending; (8) the willingness of investors to invest in Farmer Mac Guaranteed Securities; (9) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving GSEs, including Farmer Mac; and (10) the future level of interest rates, commodity prices, and export demand for U.S. agricultural products.  Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC earlier today.  The forward-looking statements contained in this release represent management’s expectations as of the date of this release.  Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, rural utilities loans, and USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac (as well as the Form 10-K referenced above) is available on Farmer Mac’s website at www.farmermac.com.  Farmer Mac II LLC is a recently-organized Delaware limited liability company, in which Farmer Mac owns all of the common equity, that is now operating the Farmer Mac II business of purchasing and holding USDA-guaranteed loans.  Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

The conference call to discuss Farmer Mac’s 2009 financial results and the Corporation’s Form 10-K for 2009 will be webcast on Farmer Mac’s website beginning at 11:00 a.m. eastern time on Wednesday, March 17, 2010.  An audio recording of that call will be available on Farmer Mac’s website for two weeks after the call is concluded.

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2009	2008
	(in thousands)
Assets:
Cash and cash equivalents	$654,794	$278,412
Investment securities:
Available-for-sale, at fair value	1,041,923	1,072,096
Trading, at fair value	89,972	163,763
Total investment securities	1,131,895	1,235,859
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	2,524,867	1,511,694
Trading, at fair value	874,129	939,550
Total Farmer Mac Guaranteed Securities	3,398,996	2,451,244
Loans:
Loans held for sale, at lower of cost or fair value	666,534	66,680
Loans held for investment, at amortized cost	93,478	718,845
Allowance for loan losses	(6,292)	(10,929)
Total loans, net of allowance	753,720	774,596
Real estate owned, at lower of cost or fair value	739	606
Financial derivatives, at fair value	15,040	27,069
Interest receivable	67,178	73,058
Guarantee and commitment fees receivable	55,016	61,109
Deferred tax asset, net	24,146	87,793
Prepaid expenses and other assets	37,289	117,561
Total Assets	$6,138,813	$5,107,307
Liabilities, Mezzanine Equity and Stockholders' Equity:
Liabilities:
Notes payable:
Due within one year	$3,662,898	$3,757,099
Due after one year	1,908,713	887,999
Total notes payable	5,571,611	4,645,098
Financial derivatives, at fair value	107,367	181,183
Accrued interest payable	39,562	40,470
Guarantee and commitment obligation	48,526	54,954
Accounts payable and accrued expenses	23,445	20,532
Reserve for losses	7,895	5,506
Total Liabilities	5,798,406	4,947,743
Commitments and Contingencies
Mezzanine Equity:
Series B redeemable preferred stock, par value $1,000, 150,000 shares
authorized, issued and outstanding (redemption value $150,000,000)	144,216	144,216
Stockholders' Equity:
Preferred stock:
Series C, par value $1,000 per share, 100,000 shares authorized, 57,578 and
9,200 issued and outstanding as of December 31, 2009 and 2008, respectively	57,578	9,200
Common stock:
Class A Voting, $1 par value, no maximum authorization	1,031	1,031
Class B Voting, $1 par value, no maximum authorization	500	500
Class C Non-Voting, $1 par value, no maximum authorization	8,611	8,601
Additional paid-in capital	97,090	95,572
Accumulated other comprehensive income/(loss)	3,254	(47,412)
Retained earnings/(accumulated deficit)	28,127	(52,144)
Total Stockholders' Equity	196,191	15,348
Total Liabilities, Mezzanine Equity and Stockholders' Equity	$6,138,813	$5,107,307

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$6,424	$16,417	$28,727	$113,722
Farmer Mac Guaranteed Securities	28,547	29,410	109,779	96,417
Loans	9,791	10,364	37,987	45,556
Total interest income	44,762	56,191	176,493	255,695
Total interest expense	21,992	31,095	90,585	166,980
Net interest income	22,770	25,096	85,908	88,715
Provision for loan losses	(1,914)	(13,800)	(2,853)	(14,531)
Net interest income after provision for loan losses	20,856	11,296	83,055	74,184

Non-interest income/(loss):
Guarantee and commitment fees	8,319	7,807	31,805	28,381
Gains/(losses) on financial derivatives	5,791	(100,712)	21,297	(130,403)
(Losses)/gains on trading assets	(13,434)	11,025	43,273	(10,639)
Other-than-temporary impairment losses	-	(3,788)	(3,994)	(106,240)
Gains on sale of available-for-sale investment securities	440	251	3,353	316
(Losses)/gains on sale of loans and Farmer Mac Guaranteed Securities	-	(22)	1,581	1,509
Gains on repurchase of debt	-	24	-	864
Other income	230	98	1,439	1,413
Non-interest income/(loss)	1,346	(85,317)	98,754	(214,799)

Non-interest expense:
Compensation and employee benefits	3,190	3,939	13,683	15,266
General and administrative	2,835	3,540	11,167	11,871
Regulatory fees	563	512	2,100	2,050
Real estate owned operating costs, net	145	14	353	116
Provision for losses	310	3,400	2,389	3,309
Non-interest expense	7,043	11,405	29,692	32,612
Income/(loss) before income taxes	15,159	(85,426)	152,117	(173,227)
Income tax expense/(benefit)	4,796	(26,327)	52,517	(22,864)
Net income/(loss)	10,363	(59,099)	99,600	(150,363)
Preferred stock dividends	(4,868)	(2,019)	(17,302)	(3,717)
Net income/(loss) available to common stockholders	$5,495	$(61,118)	$82,298	$(154,080)

Earnings/(loss) per common share and dividends:
Basic earnings/(loss) per common share	$0.54	$(6.03)	$8.12	$(15.40)
Diluted earnings/(loss) per common share	$0.53	$(6.03)	$8.04	$(15.40)
Common stock dividends per common share	$0.05	$0.10	$0.20	$0.40